Exhibit 99.1

FTC Solar Announces First Quarter 2021 Financial Results

First Quarter Highlights and Recent Developments

• GAAP Revenue of $65.7 million, increased 103 % compared with same quarter in 2020;

• Secured first sales of our new SunPath performance enhancement software product;

• Awarded two international projects in Australia;

• Added over $280 million to executed contracts and awarded orders YTD through June 1*

• Closed Initial Public Offering (IPO) on April 30, adding $181 million to our balance sheet

AUSTIN, Texas — June 8, 2021 – FTC Solar, Inc. (Nasdaq: FTCI), a fast-growing global provider of solar tracker systems, software and engineering services, today announced financial results for the first quarter ended March 31, 2021. This is the company’s first public announcement of quarterly financial results, as it initiated trading as a public company on April 28, 2021, on Nasdaq.

“Our first quarter results were largely in line with our expectations,” said Tony Etnyre, FTC Solar President and Chief Executive Officer. “While the marketplace has seen significant increases in steel prices and freight, their impact to our first quarter results was manageable relative to estimates.

“We are pleased that with our IPO complete, we are well-funded to pursue the many significant growth opportunities we see ahead, and to continue our growth trajectory,” Etnyre continued. “The solar industry continues to see significant growth as part of a multi-decade, fundamental change in energy markets. At the same time, the industry is transitioning to trackers because of the increased energy production benefit. FTC Solar is well positioned to benefit from these developments as we offer the global solar market a unique and differentiated offering.

“In addition to doubling our revenue year-over-year in the first quarter, we are seeing meaningful growth in our executed contracts and awarded orders, as well as our overall project pipeline. Our executed contracts and awarded orders have grown by 260% on a year-to-date basis through June 1, with another $55 million added since the last update at the time of the company’s IPO. Subtracting the amount included in reported first quarter revenue, that brings the new balance to $326 million, with $159 million remaining with expected delivery in 2021, and $167 million currently expected to be delivered in 2022. These metrics give us additional confidence in the long-term growth and positioning of our business.”

Summary Financial Performance: Q1 2021 and Q1 2020 (in thousands, except per share data and percentages)

	GAAP		Non-GAAP
	Q1 2021	Q1 2020	Q1 2021	Q1 2020
Revenue	$65,707	$32,376	$65,707	$32,376
Gross margin	0.00%	21.60%	0.00%	21.80%
Operating expense	$8,138	$4,084	$6,849	$3,672
Operating income (loss)	$(8,019)	$2,896	$(6,664)	$3,390
Net income (loss)	$(7,442)	$3,420	$(6,676)	$3,430
Diluted EPS	$(0.11)	$0.04	$(0.10)	$0.04

See reconciliations of all Non-GAAP to GAAP measures presented in this release in the tables below.

*Includes amounts included in first quarter reported revenue.  We define executed contracts and awarded orders as orders that have been documented and signed through a contract or where we are in the process of documenting a contract but for which a contract has not yet been signed.  See below for current balance of executed contracts and awarded orders.

Etnyre added, “We are both pleased and proud of FTC Solar’s growth and promising future. As we move forward, we fully intend to build a value-creating business focused on maximizing long-term shareholder returns.”

First Quarter 2021 Results

Total first quarter revenue was $65.7 million, generally in line with expectations. This represents growth of 103% versus the first quarter of 2020, primarily driven by increased product volumes.

GAAP Gross profit was $119 thousand, down from $7 million in the prior year period, with such year over year decline driven primarily by a strong ramp up in employee count and other overhead expenses to support the company’s growth trajectory. Other factors relevant to this decline included not having safe harbor related sales that we had in the prior year period, additional shipping and logistics costs that were not passed along to customers, as well as some product enhancement related expenses.

GAAP Operating expenses increased to $8.1 million, in line with expectations, compared to $4.1 million in the year-ago quarter, with such year over year decline driven primarily by necessary growth in personnel staffing and other public-company preparations.

GAAP Net Loss was $7.4 million, or ($0.11) per share compared to net income of $3.4 million, or $0.04 per share in the year-ago quarter. Non-GAAP net loss, which excludes a loss from an unconsolidated subsidiary, as well as the impact of stock-based compensation, IPO related expenses and consulting fees and other non-cash items, was $6.7 million, or $0.10 per share, compared to Non-GAAP net income of $3.4 million, or $0.04 per share in the year-ago quarter.

Initial Public Offering

Subsequent to the end of the first quarter, FTC Solar completed its initial public offering. Proceeds to the company, net of fees and expenses, and after the repurchase described in our S-1, were approximately $181 million, adding to the company’s net cash, debt-free position.

Second Quarter and Financial Outlook

We continue to believe that the second quarter will represent the revenue and profit low point for the year from which we’ll grow. Steel and solar modules input costs as well as shipping expenses have increased dramatically. Since the company’s IPO, steel pricing has increased 19%, standard freight indexes are up 18%, not including the premium freight surcharges that are prevalent in the market today, and solar modules, a large input cost to our customers, are also up 18%. These factors are causing solar developers to take a closer look at uncontracted projects to re-evaluate their construction timelines and project economics.

Our revenue outlook for the second quarter of 2021 reflects the delays we saw earlier this year by developers on uncontracted solar projects, as well as one large customer opting for delivery in the third quarter rather than the second. This decision to delay was to mitigate premium logistics fees and surcharges prevalent in the current market environment. We have seen the incurrence of these fees and surcharges on other deliveries in the quarter and are working with our customers to address these additional costs. Depending on the outcome of these discussions, this could have a negative impact on our second quarter profitability.

We have taken the following actions to address the current market conditions:

•
We are increasing pricing to customers on new contracts to reflect the higher input costs.
•
We fix our steel input prices for the entire projects prior to, concurrently with, or as soon as possible after signing a purchase order, and we don’t currently have any project contracts for which the steel is not also contracted. We have recently expanded our supply chain and have contracted for the majority of our anticipated second-half steel needs.

•
We have implemented innovative ways to reduce project logistics costs through the use of alternative shipping methods. This is expected to have a positive impact on gross margin beginning in the second half of this year.
•
We continue to make progress implementing our cost reduction roadmap that is expected to yield measurable results in the second half of this year.
•
We see opportunity for revenue acceleration of our SunPath software product as increased site production is even more important to project economics in today’s environment.  The software can significantly increase overall project profitability and mitigate upfront cost increases, helping us and our customers improve margin.

Based on our current backlog and forecasts, and accounting for direct cost uncertainty, for the second quarter we currently expect:

• Revenue between $41.0 and $46.0 million, reflecting project delays as customers evaluate the current market pricing dynamics;

• Non-GAAP Operating expenses between $9.5-10.5 million, up in the second quarter as a result of consulting fees supporting our cost roadmap initiatives and additional R&D spend on wind tunnel testing to expand our product offering; and

• Non-GAAP Net Loss between $17.3 and $10.4 million.

Second Half of 2021

As we look to the remainder of the year, we feel good about many factors under our control, including our cost-reduction roadmap. While the current environment with solar developers reviewing uncontracted projects warrants some caution in terms of revenue timing between quarters and between 2021 and 2022, based on what we see today, we believe:

• Third quarter revenue will grow meaningfully over the second quarter, and we will make progress toward profitability on an adjusted net income basis; and

• Fourth quarter revenue will continue to grow in a healthy manner, with an expectation that we will achieve profitability on an adjusted net income basis.

As you would expect, given our current size, the fast pace of our growth and the large size of several projects in our pipeline, potential revenue moving between periods can have a considerable impact on a given period. However, we continue to expect to grow faster than the market, remain excited about our positioning and remain encouraged by our continued progress expanding our pipeline and executed contracts and awarded orders.

First Quarter 2021 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community that will be held at 8:30 a.m. E.T. today, during which the company will discuss its first quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of the FTC Solar corporate website at investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a fast-growing, global provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements because of several factors, including those described in more detail in our filings with the U.S. Securities and Exchange Commission, including the section entitled “Risk Factors” contained therein. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

Source: FTC Solar, Inc.

Category: Financial News

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

FTC Solar Media Contact:

Scott Deitz
On behalf of FTC Solar
T: (336) 908-7759

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue:
Product	$56,462	$30,469
Service	9,245	1,907
Total revenue	65,707	32,376
Cost of revenue:
Product	54,996	23,747
Service	10,592	1,649
Total cost of revenue	65,588	25,396
Gross profit	119	6,980
Operating expenses
Research and development	1,954	1,094
Selling and marketing	1,100	515
General and administrative	5,084	2,475
	8,138	4,084
Income (loss) from operations	(8,019)	2,896
Interest expense	(14)	(112)
Gain on extinguishment of debt	790	-
Income (loss) before income taxes	(7,243)	2,784
Benefit from income taxes	19	158
Income (loss) from unconsolidated subsidiary	(218)	478
Net income (loss)	$(7,442)	$3,420
Other comprehensive income (loss):
Foreign currency translation adjustments	(1)	8
Comprehensive income (loss)	$(7,443)	$3,428
Net income (loss) per share:
Basic	$(0.11)	$0.05
Diluted	$(0.11)	$0.04
Weighted-average common shares outstanding:
Basic	66,875,469	67,334,111
Diluted	66,875,469	77,105,419

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	March 31, 2021	December 31, 2020

ASSETS
Current assets
Cash	$5,340	$32,359
Restricted cash	—	1,014
Accounts receivable, net	43,906	23,734
Inventories	4,273	1,686
Prepaid and other current assets	9,747	6,924
Total current assets	63,266	65,717
Investments in unconsolidated subsidiary	1,639	1,857
Other assets	7,546	3,819
Total assets	$72,451	$71,393
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$30,107	$17,127
Line of credit	—	1,000
Accrued expenses and other liabilities	29,750	18,495
Accrued interest – related party	—	207
Deferred revenue	8,184	22,980
Total current liabilities	68,041	59,809
Long-term debt and other borrowings	—	784
Other non-current liabilities	3,914	3,349
Total liabilities	71,955	63,942
Commitments and contingencies (Note 8)
Stockholders’ equity
Common stock par value of $0.0001 per share, 98,960,064 shares authorized; 67,329,409 and 66,155,340 shares issued and outstanding as of March 31, 2021 and December 31, 2020	1	1
Treasury stock, at cost; 10,045,106 and 9,896,666 shares as of March 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	50,584	50,096
Accumulated other comprehensive loss	(4)	(3)
Accumulated deficit	(50,085)	(42,643)
Total stockholders’ equity	496	7,451
Total liabilities and stockholders’ equity	$72,451	$71,393

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net income (loss)	$(7,442)	$3,420
Adjustments to reconcile net income (loss) to cash used in operating activities:
Stock-based compensation	449	458
Depreciation and amortization	9	37
(Income) loss from unconsolidated subsidiary	218	(478)
Gain on extinguishment of debt	(790)	—
Warranty provision	1,554	441
Warranty asset	328	(182)
Bad debt expense	58	(3)
Deferred income taxes	(20)	(3)
Other non-cash items	—	14
Changes in operating assets and liabilities:
Accounts receivable, net	(20,230)	3,364
Inventories	(2,587)	4,128
Prepaid and other current assets	(2,887)	(9,009)
Other assets	(3,649)	(119)
Accounts payable	12,913	(936)
Accruals and other current liabilities	10,379	4,355
Accrued interest – related party debt	(207)	(228)
Deferred revenue	(14,797)	(11,562)
Other non-current liabilities	(206)	52
Other, net	(81)	(49)
Net cash used in operating activities	(26,988)	(6,300)
Cash flows from investing activities:
Purchases of property and equipment	(85)	—
Net cash used in investing activities:	(85)	—
Cash flows from financing activities:
Repayments of borrowings	(1,000)	—
Proceeds from stock issuance	39	30,000
Net cash (used in) provided by financing activities	(961)	30,000
Effect of exchange rate changes on cash and restricted cash	1	8
Net (decrease) increase in cash and restricted cash	(28,033)	23,708
Cash and restricted cash at beginning of period	33,373	8,235
Cash and restricted cash at end of period	$5,340	$31,943

Supplemental disclosures of cash flow information:
Purchase of property and equipment included in accounts payable	$67	$—
Non-cash gain on extinguishment of debt from PPP loan forgiveness	$(790)	$—
Cash paid during the period for interest	$247	$350

Reconciliation of cash and restricted cash at period end	March 31,2021	December 31, 2020
Cash	5,340	32,359
Restricted cash	—	1,014
Total cash and restricted cash	$5,340	$33,373

Because of these limitations, Non-GAAP Gross Margin, Non-GAAP Operating Expense, Non-GAAP Net Income (Loss) and Adjusted Non-GAAP Net Income (Loss) Per Share (Adjusted EPS) should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

 The following table reconciles Non-GAAP Gross Margin for the three months ended March 31, 2021 and 2020, respectively:

	Three Months Ended March 31,
	2021	2020
GAAP gross profit	$119	$6,980
Stock-based compensation	66	82
Non-GAAP gross profit	185	7,062
Non-GAAP revenue	$65,707	$32,376
Non-GAAP gross margin	0.00%	21.8%

The following table reconciles GAAP Operating Expense to Non-GAAP Operating Expense for the three months ended March 31, 2021 and 2020, respectively:

	Three Months Ended March 31,
	2021	2020
GAAP Operating expense	$8,138	$4,084
Depreciation expense	(9)	(3)
Amortization of intangibles	─	(33)
Stock-based compensation	(383)	(376)
Other costs	(897)	─
Non-GAAP Operating expense	$6,849	$3,672

The following table reconciles GAAP Operating Income (Loss) to Non-GAAP Operating Income (Loss) for the three months ended March 31, 2021 and 2020, respectively:

	Three Months Ended March 31,
	2021	2020
GAAP Operating income (loss)	$(8,019)	$2,896
Depreciation expense	9	3
Amortization of intangibles	─	33
Stock-based compensation	449	458
Other costs	897	─
Non-GAAP Operating income (loss)	$(6,664)	$3,390

The following table reconciles Net Income (Loss) to Adjusted Non-GAAP Net Income (Loss) and Adjusted EPS for the three months ended March 31, 2021 and 2020, respectively. All shares and per share amounts have been adjusted for a 8.25-for-1 share forward stock split which took effect on April 27, 2021:

	Three Months Ended
	March 31,
	2021	2020
	(in thousands, except per share data)
Net income (loss)	$(7,442)	$3,420
Amortization of intangibles	─	33
Stock-based compensation	449	458
(Gain) on extinguishment of debt	(790)	─
Other costs	897	─
(Income) loss from unconsolidated subsidiary	218	(478)
Income tax expense of adjustments(a)	(8)	(3)
Adjusted Non-GAAP net income (loss)	$(6,676)	$3,430

Adjusted Non-GAAP net income (loss) per share (Adjusted EPS)
Basic	$(0.10)	$0.05
Diluted	$(0.10)	$0.04

Weighted-average Non-GAAP common shares outstanding:
Basic	66,875,469	67,334,111
Diluted	66,875,469	77,105,419

(a)   Represents incremental tax expense of adjustments made to reconcile Net Income (Loss) to Adjusted Non-GAAP Net Income (Loss) driven from (Income) loss from unconsolidated subsidiary.

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We present Non-GAAP Gross Margin, Non-GAAP Operating Expense, Non-GAAP Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Non-GAAP Net Income (Loss) Per Share (Adjusted EPS) as supplemental measures of our performance. To calculate Non-GAAP Gross Margin and Non-GAAP Gross Profit, (i) we adjust GAAP Gross Margin and GAAP Gross Profit for stock-based compensation amortization in cost of revenue. Non-GAAP Operating Expense is calculated by taking GAAP Operating Expenses and adjusting for (i) depreciation expense, (ii) amortization expense, (iii) stock-based compensation and (iv) other cost.  In the case of Non-GAAP Operating Income (Loss), we adjust GAAP Operating Income (Loss) for (i) depreciation expense, (ii) amortization expense, (iii) stock-based compensation and (iv) other cost. We define Adjusted Net Income (Loss) as Net Income (Loss) plus (i) amortization of intangibles, (ii) stock-based compensation, (iii) loss (income) from unconsolidated subsidiary, (iv) (gain) on extinguishment of debt, (v) other costs and (vi) income tax benefit of adjustments. Adjusted EPS is defined as Adjusted Non-GAAP Net Income (Loss) Per Share basis using the weighted average basic and diluted shares outstanding.

Non-GAAP Gross Margin, Non-GAAP Operating Expense, Non-GAAP Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). We present Non-GAAP Gross Margin, Non-GAAP Operating Expense, Non-GAAP Operating Income (Loss), Adjusted Net Loss and Adjusted EPS because we believe they assist investors and analysts in comparing our performance across reporting periods on an ongoing basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Non-GAAP Gross Margin, Non-GAAP Operating Expense, Non-GAAP Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted EPS to evaluate the effectiveness of our business strategies.